Exhibit 4.16

SECOND SUPPLEMENTAL INDENTURE, dated as of December 31, 2008, (this “Second Supplemental Indenture”), between The PNC Financial Services Group, Inc. (the “New Obligor”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to the Indenture, dated as of March 17, 2004 (as amended by the First Supplemental Indenture, dated as of January 29, 2008 (relating to the 4.0% Convertible Senior Notes due 2011 (the “Notes”) of National City Corporation (“National City”)) (the “First Supplemental Indenture”), and as otherwise heretofore amended, supplemented or modified, the “Indenture”), between National City and the Trustee.

RECITALS

WHEREAS, National City is party to that certain Agreement and Plan of Merger, dated as of October 24, 2008 (the “Merger Agreement”), by and between the New Obligor and National City, pursuant to which National City will merge with and into the New Obligor, with the New Obligor continuing as the surviving corporation (the “Merger”);

WHEREAS, the Merger shall take place simultaneously upon execution of this Second Supplemental Indenture;

WHEREAS, Section 8.01(b) of the First Supplemental Indenture permits, without the consent of any Holders (as such terms are defined in the First Supplemental Indenture) of Notes, National City, when authorized by a Board Resolution, and the Trustee, upon receipt of a request by National City, to enter into a supplemental indenture to evidence the succession of another Person to National City, and the assumption by any such successor Person of the covenants and obligations of National City contained in the First Supplemental Indenture and the Notes;

WHEREAS, the Trustee has received (i) an Opinion of Counsel of the New Obligor pursuant to Sections 102 and 801 of the Indenture, (ii) an Opinion of Counsel of National City pursuant to Sections 102 and 801 of the Indenture, (iii) an Officers’ Certificate from National City pursuant to Sections 102 and 801 of the Indenture and Section 12.10(a) of the First Supplemental Indenture and (iv) an Officers’ Certificate from the New Obligor pursuant to Section 102 of the Indenture and Section 12.10(a) of the First Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the New Obligor and the Trustee in accordance with its terms have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Obligor and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The term “Effective Time” as used herein shall have the meaning set forth in the Merger Agreement.

2. Assumption. The New Obligor hereby assumes the due and punctual payment of the principal of (and premium, if any), and interest on, or any Additional Amounts in respect of, all the Securities and the performance of all of the covenants of the Indenture on the part of National City to be performed or observed.

3. Substitution. New Obligor shall succeed to, and be substituted for, and may exercise every right and power of, National City under the Indenture, with the same effect as if Successor had been named as National City therein, and hereafter National City shall be relieved of all obligations and covenants under the Indenture and the Notes.

4. Effect of Merger. Pursuant to Section 12.10 of the First Supplemental Indenture, at and following the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such Notes by reference to the number of shares of common stock of New Obligor, par value $5.00 per share (“PNC Common Stock”), that a holder of a number of shares of National City common stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive such that from and after the Effective Time, a Holder, subject to Section 12.01 of the First Supplemental Indenture, shall be entitled thereafter to convert its Notes into cash and PNC Common Stock based on the Daily Settlement Amounts of PNC Common Stock in an amount equal to the applicable Conversion Rate, as described under Section 12.02(a). At and following the Effective Time, the “Conversion Rate,” as such term is used in the First Supplemental Indenture, shall mean 2.0725 shares of PNC Common Stock per $1,000 principal amount of the Note (subject to adjustment as set forth in the First Supplemental Indenture), and the applicable dollar and share amounts in Article 12, including in Sections 12.01(e) (including Schedule A) and 12.04(d), shall be adjusted at and following the Effective Time to reflect the change to the Conversion Rate.

5. Other Amendments. Following the Effective Time,

(a)	the definition of the term “Company,” as such term is used in the First Supplemental Indenture, shall be amended and restated to read as follows: “The PNC Financial Services Group, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having it principal office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707”;

(b)	the phrase “par value $4.00 per share” contained in the definition of the term “Common Stock,” as such term is used in the First Supplemental Indenture, shall be amended and replaced by the following: “par value $5.00 per share”;

(c)	the phrase “NCC.N <equity> AQR” contained in the definition of the term “Daily VWAP,” as such term is used in the First Supplemental Indenture, shall be amended and replaced by the following: “PNC.N <equity> AQR”; and

(d)	the phrase “National City Corporation, 4.0% Convertible Senior Notes due 2011” contained in the definition of the term “Corporate Trust Office,” as such term is used in the First Supplemental Indenture, and in Section 1.02(a) and in Section 1.03 of the First Supplemental Indenture, shall be amended and replaced by the following: “The PNC Financial Services Group, Inc., 4.0% Convertible Senior Notes due 2011”.

6. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

7. Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Second Supplemental Indenture, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

8. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS SECOND SUPPLEMENTAL INDENTURE.

9. Effectiveness. This Second Supplemental Indenture shall be effective as of the date hereof.

10. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

11. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Second Supplemental Indenture.

12. TIA. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act or deemed to be part of and govern any provision of this Second Supplemental Indenture, such required or deemed provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

13. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

14. Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the New Obligor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Richard J. Johnson
Name:	Richard J. Johnson
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ L. Garcia
Name:	Linda Garcia
Title:	Vice President